Exhibit 99.1  United Mortgage Trust Presentation, March 25 and 26, 2009

[Disclaimers][Operator]
Certain statements contained in this presentation are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), that reflect management’s current views with respect to future events and financial performance. We intend to qualify both our written and oral forward-looking statements for safe harbor protection under the PSLRA.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and other similar expressions of a future or forward-looking nature identify forward-looking statements, which speak only as of the date the statement was made.

All statements we make other than statements of historical fact are forward-looking statements, and  involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other important factors include, among others:  the current “lending crisis”, the current “mortgage crisis, our ability to effectively compete with other real estate lenders; fluctuations in interest rates; fluctuations in commercial and residential mortgage markets;  demographic trends causing an adverse change in population growth, household formations and population migration and immigration in our principal markets;  our ability to identify suitable Investments and loans to originate or purchase;  general economic and housing conditions in our principal markets;  our dependence on key personnel; changes in laws and regulations affecting the lending and real estate industries; current risks of terrorist activity and acts of war; conflicts of interest of some of our key personnel and affiliates; and other unknown contingencies.

 This list of factors is not exhaustive and should be read with the other cautionary statements that are included in the Report on Form 10-K of United Mortgage Trust.

 The forward-looking statements contained in this presentation are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable.  Market data, forecasts and other information used in this presentation have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in the United Mortgage Trust Report on Form 10-K.

[Introduction] [Todd Etter]
Good afternoon/evening and thank you for taking the time to listen in on this call.  My name is Todd Etter and I serve as Chairman for UMT Holdings, the parent company of UMTH General Services which serves as the Advisor to United Mortgage Trust.  I am the Founder of United Mortgage Trust.  I am an investor in UMT since 1997 and my extended family is invested in UMT.

Many of you have received my letter of March 18, 2009 and would like to learn more about your investment with United Mortgage Trust.  I would like to take approximately 30 minutes to recap where we are with UMT, how we got there, where we intend to go and how and when we intend to get there.

First, I would like to recap UMT’s governance and management structure and then give a brief summary of the last 12 years of investment activity.   UMT is governed by a board of five trustees, four are independent trustees and one is an affiliate.  UMTH General Services is the successor advisor to UMT Advisors, and became Advisor in August 2006. We strengthened our team in anticipation of the unfolding events that would present tremendous challenges.  Our Advisor provides investment and underwriting recommendations to our trustees, sources our investments and manages our day to day affairs.

We began making investments in 1997 concurrent with the public offering of our shares.  Over the years we have actively managed our investment objectives in anticipation of, and in some cases, in response to, changes in the residential real estate market.  Initially our investment activities were centered on long-term, owner-occupied residential real estate loans and interim loans to investors for the purchase, and renovation of single family homes.  In response to changes in the residential finance markets from 2000 through 2003, we decreased our investment in long-term, owner-occupied loans and increased our investment in higher yield, lower loan-to-value interim loans.  Our decision to exit the long-term loan market was seven years ahead of the August 2007 sub-prime loan implosion.  In 2003, in an effort to further improve the credit and collateral quality of our portfolio while maintaining attractive yields, we expanded our investments into loans secured by single family lot developments and finished single family lots.  In 2006, in response to tightening credit markets for retail buyers of modular and manufactured homes, we discontinued our investments in interim loans secured by modular and manufactured homes.  Also in 2006, we ended credit extensions to an unaffiliated construction lender, Residential Development Corporation, in order to reduce our total investment in construction loans which were dependent on non-conforming mortgages to finance the end user.  In late 2007, in anticipation of worsening credit markets, we reduced our investment in interim loans by approximately $30MM and retired our bank line of credit.  We ended 2007 with increased earnings, increased dividends, increased share value and increased liquidity.  And this was just fifteen months ago.  The mortgage crisis continued to grow through the end of 2007 and, in 2008, credit markets began to become truly constrained.  Finally in early 2008, in response to further deterioration in the residential mortgage market we stopped investing in interim loans altogether.  Since March of 2008 our investments have been limited to financing fully developed or “finished” residential lots and construction loans for the construction of homes in healthy housing markets, primarily Dallas, Houston, San Antonio and Austin, Texas.

We proactively and diligently managed this large portfolio, exiting lines of businesses, entering new ones, reducing exposures and diligently executing creative and innovative exit strategies.  In short, hands on management.

From inception, we have purchased over 8,000 residential real estate loans and, at year end 2007, had received repayment of 7,421 loans.  Our earnings through 2008 have been approximately $64.5MM and we have distributed approximately $73MM, including approximately $8.5MM as a return of capital.

So where are we now and how did we get here?  First, let’s look at what is going on with the economy.  The world economies are experiencing some extraordinary challenges.  Easy credit fueled a housing bubble which burst with the mortgage market meltdown.  Next, deteriorating credit led to a banking liquidity crisis.  Many banks are insolvent, those not insolvent have credit concentration issues which prevent the origination of new loans, and others are appropriately concerned about their own liquidity.  In short, many banks do not have money to lend, some of those that have money to lend, can’t lend it, and others simply won’t lend it.

Absence of financing – deleveraging – is painful and leaves no one unscathed.  Any investment that is long has been negatively impacted.  There have been no safe harbors from the credit storm.   Net household wealth has fallen 20% since peaking at $64.4 trillion in the 2nd quarter 2007.  And for all of 2008, household wealth fell by $11.2 Trillion – And in the final quarter of 2008 – US household wealth tumbled a record 9% as home value and stock prices plummeted.

 Consumer confidence disappeared and our economy – not just credit markets -- froze.

Like each of us, UMT has been impacted by all of this.  And we generally have several exit strategies on our lending portfolio – first, our borrower, second, the client of our borrower, and third, sales of our loans to investors.  For the UMT interim loan borrower, the mortgage meltdown meant they could not sell their properties because their buyers could not finance their home purchases.  And their clients were not able to refinance with a conventional lender or private investor – as I have discussed – that went away too.  And note purchasers have gone away as well.   And we were creative in finding new exit strategies.  For example, with one asset in Northern California, we assisted a client in securing a public finance program.  We went to the highest ground for the coming Tsunami – we did that in March 2008 – and that public finance program provides an exit strategy for our client in an otherwise dead market, by facilitating sales of his homes to first-time, low-income home buyers.

Most significant to UMT’s portfolio, the banking crisis meant we could not replace the leverage to grow our asset base as we transitioned from interim loans to finished lot and home construction loans.  Even with our pro-active measures to reduce our exposure to interim loans and temporarily de-leverage our fund, today we find ourselves with some under-performing and non-performing assets and a much reduced investment portfolio size due to our inability to re-introduce leverage.  And despite our pro-active measures to reduce our exposure to the tightening residential mortgage market and the commercial credit freeze, our top line, or gross income, is currently off by approximately 55%, with our bottom line, or net income, off by approximately 40%.  It could have been much worse had we not made various adjustments to our investment criteria over the years.

This year continues to be a tough year as the nation continues to sort out the housing and credit issues with measures intended to restore consumer confidence.

So where do we go from here and what are we doing to get there?  Our objectives are to increase earnings, increase dividends, increase share value and increase liquidity.  To increase earnings, and correspondingly increase dividends, we will need to continue to convert our under-performing and non-performing assets into performing assets.  We do this through the sale or lease of the homes we have acquired through foreclosure.  In addition to asset managers employed directly by an affiliate of our advisor, we have engaged two additional contract asset managers to work exclusively on the liquidation of our under-performing and non-performing assets.  Over the last two years, in a soft housing market and in a credit challenged environment, we have liquidated over $14MM in non-performing and under-performing assets.    We have converted over $4MM in non-income producing properties to performing leases or seller-finance mortgage notes.  We have also introduced a note sale program enabling us to sell the seller-financed notes we originate and reinvest the sale proceeds into higher yielding finished lot and home construction loans.  Aside from recovering cash from assets, we have engaged legal counsel to pursue all guarantees and claims we may have with regard to borrowers.

Our borrowers are also executing similar measures as they repay our higher cost of funds.  Some sources are banks, others are private investors.

This process has been slow, but it has shown considerable improvement in the last 90 days.  And we expect the next 6 months to show continued and significant improvement.

Another way we seek to increase earnings is through the leveraging of our portfolio.  We have agreed to terms for a $15MM bank credit facility, which we intend to use to expand our single family home construction loan investments in the second quarter of this year.  We are continuing to seek additional leverage for specific portfolio assets.  Fully funded, and fully invested, the bank line of credit could increase earning by as much as 40%.

We are hearing more and more companies announce they have cut or eliminated their dividends in an effort to conserve cash or, in some cases, simply survive.  Our situation differs from many in that we are still making money and our situation differs from most in that we operate as a real estate investment trust, which must distribute at least 90% of its income to qualify as a real estate investment trust under the federal tax code.  Since September 1997 we have made 137 consecutive monthly distributions and as long as we are producing net income we will be paying a dividend.

Our dividend rate is established by our trustees during monthly reviews.  Our goal is to distribute 90% of our earnings and retain 10% to build share value.  Estimating annual net income is not a perfect science and over the years we have both distributed in excess of earnings, which constitutes a return of capital and less than our earnings thereby creating retained earnings.  By way of example, in 2007 we had retained earnings of $0.12 per share, while in 2008 we distributed $0.30 per share as a return of capital.  The amount of shareholder distributions constituting a return of capital varies in accordance length of time a shareholder has held their shares.  You may determine the date of your investment in our shares and your approximate return of capital to date by contacting our Shareholder Relations department.

Our earnings for 2009 are forecasted to approximate $0.70 per share.   We re-forecast earnings internally each quarter to account for actual results and variances in our assumptions.  Our first quarter 2009 distribution rate was set at $0.30 per share or $1.20 per share annualized.  Based on our current estimate of our 2009 earnings, and our stated policy to distribute 90% of our earnings, our trustees have established our second quarter dividend at $0.165 per share or $0.58 per share annualized.  Our trustees review our dividend rate in respect to our actual earnings each month.  We do not anticipate any further dividend rate adjustment until the third quarter of 2009.

Our trustees have determined it is not in the best interest of our shareholders to list our shares for trading on any securities exchange or over-the-counter market, therefore, no public market exists for our shares and we cannot be sure if one will ever develop.  As an alternative means for selling your shares we introduced our Share Repurchase Plan or “SRP” in June of 2001.  The purpose of the SRP is to provide limited liquidity to shareholders who wish to sell their shares while protecting the value of our shares for the remaining shareholders.  The United States Securities and Exchange Commission, or the SEC, has established guidelines for the structure of share repurchase or share redemption plans.   The current guidelines limit the amount of shares that may be redeemed in any one year to 5% of the shares outstanding on the date exactly one year prior to the proposed redemption.  Under the original SRP, from its inception in June of 2001 we have redeemed 1,782,022 shares or approximately22% of shares issued.  The shares have been redeemed at prices ranging from $16.34 per share to $20.00 per share.

Our investment model is perpetual, in that we reinvest substantially all of the proceeds for the repayment of our loan investments.  Over time, individual shareholder needs, driven by age, financial need or general concern over the effects of current economic conditions on our earnings have given rise to an increasing amount of requests for share redemption.  At our present rate, it will take approximately four years to redeem the all shares presented for redemption and we have no way to determine the number of shares that may be presented for redemption in the future.

In my March 18th letter to shareholders, I highlighted the concerns and circumstances relating to liquidity which have been reviewed in depth by our board of trustees over the last 18 months.  As a result, our trustees effected modifications to the SRP on March 18th to take effect on May 1, 2009.  The key features of the plan modifications, to take effect May 1st include:
•	Redemptions will take place quarterly, approximately fifteen days following the end of each calendar quarter.
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Redemptions will be made in the order which the shares were presented.  The oldest requests filled first.  This means you will not have any of your shares redeemed until all requests received prior to yours are satisfied.

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Redemptions for shareholders who have presented their shares prior to May 1, 2009 will be priced at the shareholders “Adjusted Share Value” or ASV.  ASV is calculated by subtracting all distributions of capital from the initial share price of $20.   ASV can be determined by referencing the March 18th letter to shareholders or contacting our Shareholder Relations department.  By way of example, if you purchased your shares in 2002 your ASV is $18.93.  Be advised however, that share redemptions at ASV will be limited to an amount not to exceed the proceeds from our Dividend Reinvestment Program and therefore the ASV redemption option will require an extended period of time, likely years, to meet all existing redemption requests.

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Until further notice, all redemptions for shareholders who have presented their requests May 1, 2009 or later will be priced at our Net Asset Value or NAV.  NAV will be established by our board of Trustees on a quarterly basis based on our trustees’ business judgment regarding the value of our shares in reference to our book value, our operations to date and general market conditions.  You may obtain our NAV by contacting our Shareholder Relations department.  All shareholders currently participating in the SRP will be contacted after May 1st to confirm their intention to continue their participation in the plan.

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Share redemptions at NAV will be subject to an allocation by our trustees of available cash generated from the sale of under-performing and non-performing assets.  We expect the sale of these assets to occur over the next 18 months and cannot predict with any certainty exactly how much cash will be available each quarter for the redemption of shares.  Proceeds from the repayment of a performing loan will be re-invested into new loans to continue to support earnings.

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We will not redeem, in aggregate more than 5% of our shares outstanding on an annual basis.  The majority of our shares redeemed will be redeemed at NAV.  We are currently in the process of requesting further guidance from the SEC which, if received, may allow us to increase the amount a shares we redeem on an annual basis.  If successful, the increased redemption rate is intended to double the number of shares redeemed and cut the time to redeem shares in half.

The SRP modifications are designed to provide increased liquidity while protecting share value for remaining shareholders.  This will be accomplished by limiting the amount of repurchases made at the ASV and increasing the amount of shares repurchased at NAV.  Although redeeming shareholders would like to have their shares redeemed at their ASV, we anticipate those wishing to have their shares redeemed in the shortest amount of time will elect to have their shares redeemed at NAV.  This in turn should decrease the amount of shares in the ASV queue and correspondingly reduce the time necessary to redeem those shares.  Over the several months following the May 1st effective date of our SRP modifications, we expect the movement from the ASV queue to the NAV queue to be complete thereby allowing our Shareholder Relations department to communicate the approximate time for a shareholder to have shares redeemed.

In June of 2001 we also established a Dividend Reinvestment Plan or “DRIP”.  On March 18, 2009 our board of trustees approved a modification to our DRIP to lower the purchase price of shares purchased through the DRIP to equal the then current NAV, effective May 1, 2009.  You may obtain our NAV by contacting our Shareholder Relations department.

In conclusion, our national economic downturn and specifically the housing and credit market crises have negatively impacted the performance of our investment portfolio which is reflected in our lower year-over-year earnings.  We are working to increase our earnings by replacing non-performing and under-performing assets with higher yield investments and through the reintroduction of leverage to our portfolio.  As our earnings increase, we expect our distributions to increase.  We also expect our share value to increase through our stated retained earnings policy.  As our share value increases our share redemption price would correspondingly increase.  And, provided we receive favorable guidance from the SEC, our liquidity would also increase.

Thank you for your continued support of United Mortgage Trust over the past several years.  We remain dedicated to improving the performance of your investment in the months and years ahead.  Thank you for spending this time with me today.